UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2012

AFFYMAX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

4001 Miranda Avenue
Palo Alto, California 94304
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 812 -8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2012, the Board of Directors of Affymax, Inc. (the “Company”) approved increases in annual base salaries for 2012, option grants, restricted stock unit (“RSU”) grants and cash bonuses related to 2011 performance for the following executive officers:

Name and Position	2012 Salary Increase	New 2012 Base Salary	Options Granted	RSUs Granted	Bonus
John A. Orwin Chief Executive Officer	$50,000	$560,000	140,000	25,000	$397,800
Herb Cross Chief Financial Officer	$30,000	$330,000	60,000	10,000	$128,625
Anne-Marie Duliege, M.D., M.S. Chief Medical Officer	$11,450	$393,133	48,750	8,125	$163,647
Robert Venteicher, Ph.D., Senior Vice President, Technical Operations	$3,283	$331,570	24,375	4,063	$140,753

The bonus payouts are based on the individual performance of each executive as well as achievement against the corporate objectives.  In the case of the Chief Executive Officer, the bonus payout is based solely on achievement against the corporate objectives.  Corporate objectives are established at the beginning of each year and are intended to result in increased stockholder value.  The Board of Directors determined that the Company significantly exceeded the corporate objectives established for 2011.

In addition, the grant of options (vesting over 4 years) and RSUs (vesting over 3 years) recognize the individual performance of each executive, and further align the interests of management and stockholders in the long-term success of the Company.  We will provide a more detailed discussion of the corporate objectives and their achievement, for both the Company and the named executive officers, including our compensation philosophy, in our Proxy Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC .

Dated: February 2, 2012	By:	/s/ Grace U. Shin
Grace U. Shin General Counsel